Exhibit 99.1

AMERIGAS COMMON UNITHOLDERS APPROVE MERGER WITH UGI

VALLEY FORGE, Pa., August 21, 2019 – UGI Corporation (NYSE: UGI; “UGI”) and AmeriGas Partners, L.P. (NYSE: APU; the “Partnership”) announced today that, at the special meeting of the Partnership common unitholders held earlier today, the Partnership’s common unitholders voted to approve that certain Agreement and Plan of Merger, dated as of April 1, 2019 (the “Merger Agreement”), by and among UGI, AmeriGas Propane, Inc., the general partner of the Partnership, AmeriGas Propane Holdings, Inc., an indirect, wholly owned subsidiary of UGI, AmeriGas Propane Holdings, LLC, an indirect, wholly owned subsidiary of UGI (“Merger Sub”), and the Partnership, and the transactions contemplated thereby, including the merger of Merger Sub with and into the Partnership, with the Partnership surviving as an indirect, wholly owned subsidiary of UGI (the “Merger”).

Approximately 93% of the Partnership’s common unitholders represented in person or by proxy at the special meeting voted in favor of approval of the Merger Agreement, which represented approximately 60% of the Partnership’s total outstanding common units as of July 1, 2019, the record date for the special meeting. As a result of a majority of the outstanding Partnership common units being voted in favor of approval of the Merger Agreement, the Merger Agreement and the transactions contemplated thereby, including the Merger, were approved and adopted.

The Partnership and UGI also announced today that all conditions required to complete the Merger under the terms of the Merger Agreement have been satisfied and all necessary filings will be made for the transaction to take effect on August 21, 2019. The Partnership’s common units will continue to trade on the New York Stock Exchange (“NYSE”) on August 21, 2019 and will be suspended from trading on the NYSE effective as of the opening of trading on August 22, 2019. On or about August 22, 2019, the Partnership will direct the NYSE to file a Form 25 with the Securities and Exchange Commission (“SEC”) to commence the process of delisting the Partnership common units from the NYSE and deregistering such common units under the Securities Exchange Act of 1934, as amended. Promptly after the effective time of the Merger, Computershare Trust Company, N.A., the Partnership’s exchange agent, will mail or provide to each record holder of Partnership common units transmittal materials and instructions for the surrender of such holder’s Partnership common units that have not previously been surrendered. Upon the surrender of original unit certificates evidencing Partnership common units, if applicable, accompanied by the return of the transmittal materials, the exchange agent will promptly pay the merger consideration to Partnership common unitholders. Partnership common unitholders who hold their common units through a broker, bank or other nominee should contact them for instructions on how to receive their merger consideration.

About UGI Corporation

UGI Corporation is a distributor and marketer of energy products and services. Through subsidiaries, UGI operates natural gas and electric utilities in Pennsylvania, distributes propane both domestically and internationally, manages midstream energy and electric generation assets in Pennsylvania, Ohio and West Virginia, and engages in energy marketing in eleven eastern states, the District of Columbia and internationally in France, Belgium, the Netherlands and the UK. UGI, through subsidiaries, is the sole general partner and owns approximately 26% of the Partnership, the nation’s largest retail propane distributor.

About AmeriGas Partners, L.P.

AmeriGas Partners, L.P. is the nation’s largest retail propane marketer, serving over 1.7 million customers in all 50 states from approximately 1,900 distribution locations. UGI, through subsidiaries, is currently the sole general partner and owns approximately 26% of the Partnership, with the public owning the remaining 74%. Comprehensive information about the Partnership is available on the Internet at http://www.amerigas.com.

UGI and AmeriGas Contacts

Brendan Heck, 610-337-1000, ext. 6608

Alanna Zahora, 610-337-1000, ext. 1004

Shelly Oates, 610-337-1000, ext. 3202

Media Contact

Daniel Yunger or Lindsay Gross

Kekst CNC

+1 (212) 521-4800

daniel.yunger@kekstcnc.com or lindsay.gross@kekstcnc.com

Forward-Looking Statements

All statements in this press release (and oral statements made regarding the subjects of this communication) other than historical facts are forward-looking statements. The safe harbor provisions under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, do not apply to forward-looking statements made or referred to in this release. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and factors, many of which are outside the control of UGI and the Partnership, which could cause actual results to differ materially from such statements. Forward-looking information includes, but is not limited to, the anticipated completion of the proposed transaction and the timing thereof. While UGI believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in predicting certain important factors that could impact the future performance or results of its business. Among the factors that could cause results to differ materially from those indicated by such forward-looking statements are: the failure to realize the anticipated costs savings, synergies and other benefits of the Merger and any recent or future transactions, including certain integration risks relating to the acquisition of Columbia Midstream Group, LLC by UGI Energy Services, LLC; the possible diversion of management time on Merger-related issues; local, regional and national economic conditions and the impact they may have on UGI, the Partnership and their customers; changes in tax laws that impact MLPs and the continued analysis of recent tax legislation; conditions in the energy industry, including cost volatility and availability of all energy products, including propane, natural gas, electricity and fuel oil as well as increased customer conservation measures; adverse weather conditions; the financial condition of UGI’s and the Partnership’s customers; any non-performance by customers of their contractual obligations; changes in customer, employee or supplier relationships; changes in safety, health, environmental and other regulations; liability for uninsured claims and for claims in excess of insurance coverage; domestic and international political, regulatory and economic conditions in the U.S. and in foreign countries, including the current conflicts in the Middle East; foreign currency exchange rate fluctuations (particularly the euro); the timing of development of Marcellus Shale gas production; the results of any reviews, investigations or other proceedings by government authorities; addressing any reviews, investigations or other proceedings by government authorities or shareholder actions, including, but not limited to, pending litigation relating to the Merger; the performance of the Partnership; and the interruption, disruption, failure, malfunction or breach of UGI’s or the Partnership’s information technology systems, including due to cyber-attack.

These forward-looking statements are also affected by the risk factors, forward-looking statements and challenges and uncertainties described in each of UGI’s and the Partnership’s Annual Reports on Form 10-K for the fiscal year ended September 30, 2018, and those set forth from time to time in each entity’s filings with the SEC, which are available at www.ugicorp.com and www.amerigas.com, respectively. Except as required by law, UGI and the Partnership expressly disclaim any intention or obligation to revise or update any forward-looking statements whether as a result of new information, future events or otherwise.